Exhibit 99.2

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EDITED TRANSCRIPT

GEF - Q2 2014 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: JUNE 05, 2014 / 02:00PM GMT

OVERVIEW:

Co. reported 1H14 net sales of $2.1b. 1H14 operating profit was $147m and 2Q14 operating profit was $75m. Expects FY14 Class A EPS to be $2.48-2.80.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

C O R P O R A T E     P A R T I C I P A N T S

Scott Griffin Greif, Inc. - Vice President, Corporate Communications

David Fischer Greif, Inc. - President & CEO

Larry Hilsheimer Greif, Inc. - CFO

Pete Watson Greif, Inc. - COO

C O N F E R E N C E     C A L L     P A R T I C I P A N T S

Adam Josephson KeyBanc Capital Markets - Analyst

Mehul Dalia Robert W. Baird & Co. - Analyst

Chris Manuel Wells Fargo Securities - Analyst

Rick D’Auteuil Columbia Management - Analyst

PRESENTATION

Operator

Greetings, and welcome to the Greif, Inc., second-quarter 2014 earnings call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Scott Griffin. Thank you. You may begin.

Scott Griffin - Greif, Inc. – Vice President, Corporate Communications

Thank you, Kevin. Good morning, everyone, and welcome. As a reminder, you may follow this presentation on the web at Greif.com, in the investor center under conference calls.

Presenting remarks today are David Fischer, President and Chief Executive Officer, and Larry Hilsheimer, Executive Vice President and CFO. Also joining the call and available for comment include Pete Watson, Chief Operating Officer; David Lloyd, Vice President and Corporate Financial Controller; and Chris Luffler, Vice President and Business Managerial Controller.

On March 1, we lost a dear friend and colleague, Ken Andre, Vice President and Corporate Controller. Ken was a generous, dedicated and committed leader. During his 26 years at Greif, Ken had a positive impact on the Company and the people who had the good fortune of working with him. He is missed. We send our condolences to Ken’s family for their loss.

We have prepared slides to supplement our comments. The slides are also posted on our website through the link on the webcast.

We are now on slide 2. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission, as well as on our second-quarter earnings release, for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

This presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges and acquisition-related costs, and EBITDA before and after special items. EBITDA is defined as net income plus interest expense, net, plus income tax expense, less equity earnings of unconsolidated subsidiaries, net of tax, plus depreciation, depletion and amortization expense. Management of the Company uses the non-GAAP measure to evaluate ongoing operations, and believes that these non-GAAP measures are useful to enable investors to perform meaningful comparisons of current and historical performance of the Company. Management of the Company also believes that the non-GAAP measures provide a more stable platform on which to compare the historical performance of the Company within the most nearly equivalent GAAP data.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation, and in the second-quarter 2014 earnings release.

I will now turn the call over to Mr. Fischer.

David Fischer - Greif, Inc. - President & CEO

Thank you, Scott. Please turn to slide 3. I want to begin my remarks this morning by stating how pleased I am to have Larry Hilsheimer join the Company in May as Executive Vice President and Chief Financial Officer. Larry has all the qualifications we were looking for in terms of financial experience, leadership skills, and is also a perfect fit within our culture. I am confident that as you meet Larry and get to know him over the coming weeks and months, that you will share my enthusiasm for what he brings to Greif. Larry is the cornerstone of our new financial group, and his appointment underscores our commitment to a strong financial team going forward.

During the quarter, we also announced the appointment of David Lloyd as Corporate Financial Controller, and Chris Luffler as Business Managerial Controller. Most recently, David was the PWC lead audit partner for a large multi-national company, and was a partner at PWC for nearly 10 years. In this new position, David will serve as our Principal Accounting Officer, and be responsible for the Company’s external reporting, regulatory matters, budget, and global financial consolidation activities.

Chris Luffler has been in the Corporate Controller’s department at Greif for the past four years, and has over 10 years of public accounting experience with a big-four accounting firm. He will interface between the Corporate Controller’s department and the businesses to ensure financial best practices over the international accounting topics, compliance, and internal controls. He will also oversee capital spending and shared services Americas. We welcome these three leaders into their new roles.

As we enter the second half of FY14, I want to restate my priorities, beyond our ongoing commitment to safety for this year. First, address capacity utilization issues in the Flexible Products and Services segment. Second, increase integration levels, capacity, and product differentiation efforts in Paper Packaging. Third, implement additional Greif Business System initiatives to improve performance. Fourth, restructure operations in selected geographies, and address facilities that persist with unacceptable results. And fifth, make further progress reducing operating working capital and increasing cash flow.

During the first half of this year, we implemented or developed plans to address each of these priorities. I will reference some of those actions in my remarks today, and you will hear about additional steps being taken over the coming weeks, months and quarters. With the rebuilding of our corporate finance department, we now have the right leadership team and the right people in place to move forward aggressively toward the achievement of our goals.

Please turn to slide 5. Now turning to comments regarding the current business environment, there are signs of improvement in most of our markets. Highlights include the record second-quarter operating profit for Paper Packaging, gradually improving market conditions in Europe, and an encouraging outlook for the agricultural season in multiple geographies for the second half of this year.

Two key factors negatively influenced our second-quarter performance. First, the prolonged illegal occupation at our Hadimkoy, Turkey, flexible products manufacturing facility, which began on February 10 by a group of protesters led by non-Greif personnel with a broad social agenda. The occupation of our facility lasted 60 days, and the production downtime at Hadimkoy was 110 days, which required a significant shift in the Company’s supply chain to service customers from locations within the global network.

The impact of this occupation on the second-quarter results totaled $13 million. We anticipate an additional impact of $14 million during the second half of FY14, as a result of this situation. Appropriate measures have been implemented to prevent similar incidents at Greif facilities, and additional actions will be assessed on an ongoing basis. By leveraging our global production and supply chain capabilities, I am proud to say that we achieved a 95% customer retention rate, despite this occupation.

Also in the second quarter, we were faced with adverse weather-related conditions across much of the United States, which affected our Rigid Industrial Packaging and Paper Packaging segments. The losses associated with these conditions were attributable to lost sales, plus higher energy, raw material and logistics costs, predominantly in North America. We also faced adverse weather due to drought conditions in Brazil that impacted our agrochemical customers and the juice industry. The financial impact directly related to weather totaled approximately $7 million for the second quarter of 2014.

Please turn to slide 6. Taking a closer look at the industrial segment, our second-quarter results in Rigid Industrial Packaging varied across the global regions, due to different factors. Adverse weather-related conditions, which prevailed throughout much of the quarter in North America, negatively impacted our markets. The most visible effects were in higher energy prices, 19 lost production shifts, and increased logistics costs.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

In Europe, economic conditions and sales volume continue to gradually improve, consistent with the slow-motion global recovery. Greif Business System-driven cost savings initiatives also contributed to the region’s improved operating profit, compared with a year ago. The impact of drought conditions in Brazil, that I noted earlier in my remarks, had a material negative impact on the Latin America results for the quarter. And in Asia, economic conditions remain sluggish, particularly in China and in other countries throughout the region.

I am now on slide 7. The Paper Packaging segment’s record second-quarter operating profit underscores the progress we have achieved during the past several years through further product differentiation, additional debottlenecking of our network, and increased internal integration, plus the benefits attributable to favorable market conditions. Building upon recent achievements in our Paper Packaging segment, I am pleased to announce today a further increase to our sheet feeding network capacity, which will include the addition of a second technologically advanced corrugator at Southeastern Packaging in Concord, North Carolina.

This move is consistent with our strategy refresh, and our efforts to optimize our overall portfolio. The continued investment into our Paper Packaging business will enable us to further strengthen our differentiated product and service value proposition to customers, while expanding our level of mill integration within the network.

Please turn to slide 8. The past several months have been especially challenging for our polywoven business. As we move beyond the impact and issues directly related to the Hadimkoy facility, our focus is on repositioning this business by putting it on a sound footing going forward. This will require successful implementation of the action steps I outlined on last quarter’s conference call. Since that time, we have taken action to substantially reduce SG&A expenses, evaluated our manufacturing requirements going forward, and identified specific facilities to be closed or sold. As I have stated before, we believe this is a good business for Greif, and is particularly complementary long term to our Rigid Industrial Packaging business.

I am now on slide 9. While adverse weather conditions affected most of the United States during the second quarter, our timberland in the Southeast United States was not impacted. We completed two more phases of the timberland transaction in northern Alabama, and timberland sales were in line with our expectations. Working with strategic partners, we continued to work to identify the extent of mineral opportunities on our timberlands. In addition, near-term specific revenue opportunities are being pursued to enhance the revenue mix for this segment’s business.

Please turn to slide 10. Every three years, we conduct a strategy review to identify the Company’s best opportunities going forward. The last two reviews were particularly focused on growth and business adjacencies. The current review is expected to be completed yet this summer, and the emphasis is likely to involve strategic initiatives to increase value within the existing business portfolio.

Consistent with these efforts, we are addressing loss-making facilities, and will be closing some facilities during the second half of 2014, and are also evaluating divestitures of select non-core businesses over the next several quarters.

In concert with these efforts to prune underperforming and non-core activities, we will continue to preferentially invest in higher-performing segments. To that end, we have successfully closed facilities within the past quarter. You will be hearing of more steps in the coming quarter.

Awards and recognition: please turn to slide 11. I want to highlight two of the rewards Greif received during the second quarter. I believe that these awards speak to our culture, the Greif way, and exemplify the hard work that Greif employees do each and every day.

First, Greif was named one of America’s 100 Most Trustworthy Companies by Forbes. The first principle of the Greif way is personal accountability. This recognition was made possible through the hard work and actions of Greif leadership and our colleagues around the world. At Greif, we can be trusted to do what is right.

Second, Greif received the PackTheFuture award for sustainable packaging at Interpack, the global industry packaging trade show held in Germany. The award was for our product, PackH2O. At Greif, we understand how packaging innovation can help improve lives. The recognition is affirmation we have the culture and the team in place to achieve our goals.

Now, let me turn the call over to Larry, who will discuss the second quarter’s results.

Larry Hilsheimer - Greif, Inc. - CFO

Please turn to slide 12. Thank you, David, and good morning, everyone. I want to personally state just how proud I am to be at Greif.

The exceptional quality and character of the Board, management and associates of Greif, and their commitment to the Greif way, make this a truly special opportunity for me.

Before reviewing our financial performance, I want to briefly discuss key factors that influenced our results for the second quarter. As previously announced, the EBITDA impact of the illegal occupation at our Hadimkoy, Turkey, facility and adverse weather totaled $20 million. The EPS impact was $0.14 per Class A share.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

The 2014 second-quarter impact of the illegal occupation was approximately $13 million, made up of the earnings impact of $13.5 million in lost sales, increased cost of alternative supply sources, plus approximately $3 million of direct costs and $3 million of restructuring charges related to this facility for the 2014 second quarter. Weather impacts included approximately $4 million of higher energy, additional input and logistics costs in the Paper Packaging segment, plus approximately $2 million of higher energy and labor expenses. These and other weather-related items totaled approximately $7 million for the 2014 second quarter.

Please turn to slide 13. Despite losing an estimated $13.5 million of sales related to the illegal occupation, second-quarter net sales improved 1.1% versus the same period last year, as a result of higher prices, partially related to the pass-through of raw material costs in the Rigid Industrial Packaging segment, and higher containerboard prices in the Paper Packaging segment. Volumes were essentially unchanged with 2Q of 2013, with favorable comparisons in the Rigid Industrial Packaging business in Europe, offset by lower comparisons in the Flexible Product segment, and the Rigid Industrial Packaging business in the Americas, particularly Latin America.

The impact of foreign currency translation was a negative 1%. Net sales for the first six months of FY14 were $2.1 billion, an increase of 1.8% versus the same period of last year.

I am now on slide 14. Our second-quarter gross profit was $204 million, just slightly above a year ago. This tepid result was primarily due to the illegal occupation impact, weather, and lower sales, as planned, in the Land Management segment compared with 2Q of 2013. Gross profit margin was 18.6% for the second quarter of each 2014 and 2013. Positive comparisons in the Rigid Industrial Packaging and Paper Packaging segments were offset by increased cost, and the impact of the illegal occupation in the Flexible Products segment. Additionally, there were lower sales, as planned, of timberland in 2Q of 2014 versus the prior year.

For 2014 year to date, gross profit was $391 million, or essentially flat with a year ago. Gross profit margin for the six months ended April 30, 2014, was 18.3%, compared to 18.6% the prior year.

I am now on slide 15. SG&A expenses increased approximately 11% to $135 million for the second quarter of FY14. This was principally due to higher amortization expense of intangible assets, additional costs related to deployment of the scalable business platform, and higher professional fees. SG&A expenses for the first half of FY14 were $257 million, an increase of 5% compared with a year ago. Initiatives are underway to reduce SG&A expenses during the second half of FY14, and in subsequent years, including benefits in future years coming from the continuing implementation of the Company’s ERP systems project.

Please turn to slide 16. The 2014 second-quarter restructuring charges were approximately $4 million, including employee separation costs and related expenses. We expect the amount of restructuring charges to accelerate during the second half of this year, as actions are implemented to address underperforming assets. We continue to anticipate restructuring charges of approximately $25 million in FY14. These actions principally involve further rooftop consolidation in the Rigid Industrial Packaging segment, and repositioning production capabilities in the Flexible Product segment’s network.

Please turn to slide 17. Operating profit declined approximately $9 million to $75 million for 2Q of FY14, compared with the same period last year. There was a $7 million increase in Land Management related to the completion of two more phases of the previously disclosed timberland sale, and a $1 million increase in the Paper Packaging segment. These amounts were more than offset by an $11 million decrease in operating profit for Flexible Products segment, principally due to the impact of the illegal occupation, and a $6 million decrease for Rigid Industrial Packaging segment, primarily due to the adverse weather conditions in North America, lower results in Latin America, which were partially due to the drought in Brazil, and the high SG&A costs previously discussed. For the first six months of FY14, operating profit was $147 million, which was $1 million below the same period last year.

Please turn to slide 18. Interest expense declined slightly to approximately $20 million for 2Q of this year, compared to $21 million a year ago. Lower average interest rates, resulting from the refinancing of debt in certain countries, were partially offset by higher average debt outstanding. Interest expense for the six months ended April 30, 2014, declined 5% to approximately $41 million, compared with $43 million for the same period a year ago. Long-term debt was $1.3 billion at April 30, or $45 million below first quarter of 2014 quarter end, but above the same amount for the same date a year ago, due to the two acquisitions completed in the first quarter of FY14.

I am now on slide 19. Income tax expense for the second quarter of 2014 of approximately $20 million was similar to a year ago. Income tax expense for the first half of FY14 increased to $36 million from $33 million a year ago. The higher amount of income in North America continues to influence our effective tax rate, which, at 36.2% for 2Q of 2014 versus 31.8% last year. For the first half of 2014, the effective tax rate was 35.7%, compared with 32.9% for the first half of 2013.

I am now on slide 20. Cash provided by operating activities was approximately $103 million, compared with $108 million for 2Q of FY13. For the first six months of 2014, cash provided by operating activities was $40 million, a $1 million increase over the same period in FY13. Capital expenditures, excluding timberland purchases, were similar for both periods, at $28 million and $27 million, respectively.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

Timberland purchases totaled about $26 million for 2Q of 2014, versus approximately $1 million in the same period last year. The year-over-year amount was substantially higher due to timber investments related to the multi-phase timberland transaction.

Capital expenditures for the first half of 2014, excluding timberland purchases, were $59 million compared with $50 million last year. There were approximately $37 million of timberland purchases during the first six months of FY14 versus $6 million a year ago.

Free cash flow was approximately $71 million for the second quarter of 2014, compared with about $85 million for 2Q of 2013. For the 2014 year-to-date period, free cash flow was approximately negative $19 million versus negative $11 million for the same period in 2013. Improving cash flow and effectively managing working capital are priorities for the executive management team. I have started working with Pete Watson, our COO, to implement actions to improve our performance throughout the Company.

Please turn to slide 21. This slide shows the effect on EBITDA of items not impacting ongoing operations. As you can see, adjusting for these items, including the impacts of the illegal occupation and extremely unusual weather, EBITDA for the second quarter would have increased year over year by nearly $10 million, and year-to-date EBITDA would have increased by over $15 million. We have attempted to mitigate the impact of these external market influences that were beyond our control.

In addition, we recorded gains of approximately $8 million in our land management segment as part of the multi-phase timberland transaction, and incurred approximately $4 million of restructuring charges in connection with our rooftop consolidation.

And now on slide 22: This slide depicts the similar impact of the items previously noted on a net income basis.

Please turn to slide 23. The Company’s outlook for FY14 anticipates that the slow motion economic recovery will continue during the remainder of this year, resulting in moderate volume improvement and slightly higher raw material costs in certain regions. The Rigid Industrial Packaging segment is anticipated to benefit from moderate volume growth, especially in Europe, and Greif Business System cost savings. Specific actions will be implemented in the Flexible Products segment during the second half of 2014, as we reposition this business for sustainable growth and profitability.

Additionally, the Company is pursuing the sale of select non-core assets and plans to accelerate restructuring actions. Based on these factors, including anticipated gains from the sale of select non-core assets, FY14 EBITDA guidance is $475 million to $505 million, and Class A earnings-per-share guidance is $2.48 to $2.80, which excludes timberland gains. In the future, the Company’s outlook will be based on expectations for Class A earnings per share.

That concludes my remarks. David and I will now be pleased to answer your questions.

Q U E S T I O N     A N D    A N S W E R

Operator

(Operator Instructions)

Adam Josephson, KeyBanc Capital Markets.

Adam Josephson - KeyBanc Capital Markets - Analyst

David, a couple questions for you. The non-core assets you mentioned, how much of an EBITDA benefit do you expect from the sale of those assets? What are these assets, and why are you including the benefit of these expected sales in your guidance this year?

David Fischer - Greif, Inc. - President & CEO

Let me try to describe how we think about non-core assets first, Adam, and thanks for the question, and then I’ll turn it to Larry to talk about the specific dollar amounts. The previous definition that we’ve used is still valid for non-core assets. If we’re not going to be number one or number two in our marketplace long-term, then those facilities or those businesses are not essentially core for the long run.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

In addition to that, there are certain geographies around the world that have been under stress since the global downturn, and they have not recovered. There is also a handful of small discrete product lines which do not fit into our portfolio long-term. Those also are non-core.

What I can tell you also is what non-core does not include. So don’t expect for us to make a major move on timber, paper, flexibles, or rigids, as a holistic trade, but there are some geographies and discrete product lines we think fall into that definition. And in terms of the exact dollar amount, I will let Larry comment on that, and his view on why we included it in the guidance.

Larry Hilsheimer - Greif, Inc. - CFO

Great. Thanks, David. Hi, Adam. I look forward to meeting you and everybody else that is on the call.

Relative to our guidance that I just stated on EBITDA, $475 million to $505 million, if we look at our forecast and back out gains on sales that are already completed or are under firm contracts, its roughly $6 million, and it would take you from where we are forecasting, right now where we would be in our best forecast, down to the bottom end of that range. The reason that we’re including it in our EBITDA guidance is frankly we’ve had sales historically at a relatively low level, that they always end up in our EBITDA. And one of the things that I said is, look, we need to just be completely transparent about what is in and what’s out, particularly as we are looking at maybe some more major dispositions of the non-core assets, as David described them.

We are currently looking at transactions that could occur. Now, they could not, but our best estimate of the range currently is from $30 million to $50 million of gain in this second half of the year. Obviously, if it was at the $50 million end, it would even stretched our guidance beyond what we are, so our best estimate is at that $30 million range, which is why we communicated what we did. Because it will obviously fall into our EBITDA.

But again, I’ll emphasize we don’t know that these transactions are going to occur. It is our best judgment as to what will probably occur at this point in time.

Adam Josephson - KeyBanc Capital Markets - Analyst

Got it. Larry, thank you for that. I appreciate it, and look forward to meeting you as well. David, just a couple of other ones. In terms of your landholdings, is your intention to increase or decrease your landholdings over time, and why?

David Fischer - Greif, Inc. - President & CEO

Thanks for the question, Adam. Let me break those into two different buckets. In Canada, where we have been a long, long-term holder of land in Quebec and Ontario, our intention is to decrease and exit Canada over time in the most value-generating method. It’s not going to take us 10 years to do it, but it’s not going to take us one quarter either. We’ll work on how best to do that.

And the work we’re doing to convert those properties in Canada to higher and better use is in the best interest of our shareholders to exit under that type of business model, rather than just draw a circle around those landholdings out there and walk away from them in one transaction. In North America — sorry — in the United States, in the southern part, we’ve made a conscious decision to reduce and consolidate our footprint in around our current major landholdings southern Alabama, Mississippi, and Louisiana.

And the North Alabama transaction, which is currently underway, that Larry commented on, is designed to do just that. Take our landholdings and consolidate them around a core holding if you will, in that smaller geography, rather than having a patchwork of timberland spread out that requires more foresters, more hardware, more SG&A to manage. So it’ll be a slight reduction with that transaction, but we are, as I’ve mentioned previously, keen to hold onto our lands in those core holdings, and we are keen to pursue surface and deep mineral capabilities for the Company long-term in those core holdings.

Adam Josephson - KeyBanc Capital Markets - Analyst

Great. And just one last one, David, on the containerboard business. Obviously there’s been some erosion in recycled containerboard prices over the past several months but you’re not — it doesn’t seem like you are seeing that. Why do you think that’s the case? And more generally, what conditions are you experiencing in the market these days? Obviously, your results remain good, but if you could give us a little more detail about why you’re not seeing any pressure, if in fact you’re not seeing any pressure?

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

David Fischer - Greif, Inc. - President & CEO

Okay. Thanks, Adam. And I’ll make a couple comments and then pass it to Pete Watson, our Chief Operating Officer to make — since he’s come out of that business, and has a long experience curve, and he may want to add some color commentary. We have what we consider a fairly unique value proposition to customers that’s based more on differentiated service and differentiated products, and while we are small in our mill footprint, within our sheet feeding operations we’re a significant player within the regions we serve, and that value proposition and high integration levels throughout our chain has made us less susceptible — I would not call it immune for sure, but a whole lot less susceptible to the commodity pricing that you’re referencing that we — that there has been some pressure on.

So our move and you’ll see this with the announced expansion of our sheet feeding operations and a redeployment preferentially of capital toward more attractive businesses, you’ll see us strengthen our value proposition based upon service and differentiated products, and you’ll see us strengthen our internal integration levels to even beyond where they are now, because when this commodity industry one day turns, we want to be in a good position to have a lot of flexibility with internal integration. Pete, want to add to that?

Pete Watson - Greif, Inc. - COO

Yes. Adam, it’s very obvious right now that there’s a lot of turbulence in the northeast, due to the new containerboard capacity. And to echo what David had indicated, two levers we pull, we are increasing our integration levels internally. Secondly, we are selecting and participating in certain segments that allow our differentiation model to offset some of that turbulence.

And the other thing to note is a large component of our capacity on the mill side is semi-chemical medium, which is based on some of the light weighting you are seeing in the corrugated box plant side. That becomes a very strong element to sell to. So that insulates us slightly. And your last comment about the very little impact to our performance to date, with all that turbulence, the levers that David and I just talked about, we really had no degradation in our selling prices on the containerboard side this year.

Adam Josephson - KeyBanc Capital Markets - Analyst

Yes. Pete, David, Larry, thanks a lot. I really appreciate it.

Operator

Ghansham Panjabi, Robert W. Baird.

Mehul Dalia - Robert W. Baird & Co. - Analyst

It’s actually Mehul Dalia sitting in for Ghansham. First, I just wanted to get your thoughts on the disconnect between your expectations of continue slow-motion recovery globally, when it seems most of your chemical customers are talking about improving macro trends, especially in Europe. It seems like their outlook is a little more positive than yours.

David Fischer - Greif, Inc. - President & CEO

I think theirs is rather consistent with ours, actually. Not to be disagreeable, but for example in Europe, and I’ll come to this when I talk about volumes around the world, versus last year, we saw 6% increase in our business in Europe. That’s the largest quarter versus prior year gain that we’ve had since around 2008 or 2007, so we are starting to see that as well. It was quite a bit dampened in North America, primarily due to the weather, and as Pete will comment in a bit about volumes in recent weeks and months, we see that same pick-up. But during our second quarter, those were the kinds of numbers we were looking at.

Mehul Dalia - Robert W. Baird & Co. - Analyst

Okay, great, and that’s actually my second question. Can you give us some more color on the volume trends across your major geographies in the rigid business, and was there any major choppiness month-by-month in any region?

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

David Fischer - Greif, Inc. - President & CEO

There was. And I’ll try to weave those into my comments as I go through this. So in North America, and I’ll give you the figure, as I normally do, versus last quarter, sequentially, and then the second figure will be versus last year same time period.

In North America, sequentially quarter to quarter, we saw a 12% increase in volumes Q2 versus Q1, versus last year, we saw a 1% decline which we attribute largely to the production shifts that we lost across the February and March time frame. In Europe, it was strong in both comparative periods versus last quarter. We saw a 14% sequential improvement, and versus last year, a 6% improvement, and that’s as much life or rebounding that we’ve seen out of Europe, as I mentioned in the last five to six years.

In the Pacific, versus the previous quarter, we saw a 2% increase, and versus last year a negative 2% drop, primarily to the loss of one commodity customer in a specific location. Other than that, the other areas were either flat to slightly up. In Latin America, we saw a downturn versus the previous quarter of 8%, and versus last year, a drop of 11%. We attribute that to the struggles international chemical companies are having in the region, or their exit from that region. In addition to that the drought conditions in the agrochemical season.

Our polywoven business versus the sequential quarter was up 1% and versus the same time period last year, down 1%. In our PPS or our paper segment, our mills — versus the previous quarter, was essentially even, but keep in mind we had two effects there. Weather and logistics keeping that even, versus the same time period last year was essentially flat as well. Our backlogs to our paper business though remain, quite strong to Pete’s previous comments.

In recent weeks and in the month of May, we have seen some changes in that choppiness, if you will. So back to your question about that, clearly within North America, we saw the choppiness from the weather. Everybody knows that story. I’ll ask Pete to comment on his view of May in and around the world.

Pete Watson - Greif, Inc. - COO

Yes. Thank you. From a rigid side, from North America, if you look at discretely into April, we had our highest month, or our highest daily volumes in all three substrates, and while May is not in the books, overall, we’re seeing similar trends in our May volumes relative to what we experienced in April. I think in the EMEA region, our outlook again is very similar to what we see trending positively toward the end of the quarter.

Latin America, while we struggled volume-wise due to the drought conditions, and some of our chemical customers being weaker, we are showing some improvements in May, in those areas, in certain regions within Latin America. And again APAC as David indicated — all regions in APAC, with the exception of one area, are up, and the one area being down really is due to competitive pressure from a source. But I will say that our profits in APAC are up, regardless. One other comment on the rigid side is that we are going into an ag season both in North America and EMEA, and we are very, very optimistic about what we’re going to experience from that segment of the business.

Mehul Dalia - Robert W. Baird & Co. - Analyst

Great. Thanks for all the details.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel - Wells Fargo Securities - Analyst

Condolences on the loss and welcome to the new team members. A couple pieces I want to just, if I could go back and fine-tune a couple pieces, I think and earlier, to Adam’s question, just to help us, Larry, button this up. Within the $475 million to $505 million that you’ve outlined here for the balance of 2014 or for FY14, there’s $25 million earmarked for restructuring. That’s, I guess, embedded within there. What is the number that you do have embedded in there for some of these sales? I think you mentioned $6 million, but you had some numbers, $30 million, some $50 million, just so we have a sense of — I mean at the end of the day, what gets confusing is we’re just trying to understand what’s happening in the core base business without the private equity shop buying and selling assets stuff that might go on. But how would you help us fine tune that or can you?

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

Larry Hilsheimer - Greif, Inc. - CFO

Yes. I’ll do my best here, and that’s actually why I had added the slides in the deck on pages 21 and 22. At least for year-to-date, to try to get rid of all that noise and just show, and we’ll continue to present things in that fashion. But with respect to the guidance, and let me just comment on why we’ll be moving to earnings-per-share and away from EBITDA, and not that we won’t talk about EBITDA on the call, but I think it has the potential to become very confusing, because the number of joint ventures we’re in. And so for example, let’s say, Flexible Packaging goes off the ropes — we blow it out in the next five years and make tons of money, we’ll be sitting here explaining every time why half of the EBITDA goes to our joint venture partner and I just thought that gets to be a little bit too hard to deal with every time, so we’ll focus on earnings-per-share guidance, and we’ll talk about things in terms of the way that I started to disclose it in today’s call.

Relative to the $475 million to $505 million, after we landed on what the impacts were that we covered in our special release, when we became aware and could nail down that, and obviously, we had the obligation to then disclose. We were in the process of doing our forecast for the remainder of the year, to help us establish what our guidance range would be. We did that. And as you know, that’s not an exact science, and so we’re trying to call the range as firmly as we can, to provide you all the information you need to do your work. That sort of number comes out just on operations and gains and sales and things that we already know somewhere in that $480 million kind of range.

You always have downside risk. We had $6 million of gains in that number which takes you roughly to the $475 million, just eliminating those. And the entire year, we are looking at saying, okay, if we have some of these non-core divestitures actually occur in the remainder of the year, that could end up ranging $30 million to $50 million. $30 million is a lot more likely than $50 million and — but understand that it could be zero. You know how doing deals is. Sometimes you are negotiating and you don’t know, but our best estimate is that we believe it will be in that $30 million to $50 million range on those dispositions.

Also, one thing I didn’t comment on during the prepared comments is, while we would say that our operations would produce, even including that restructuring charge, $475 million, it isn’t like Pete and I and David are going to keep our pedal off the gas and push our teams to deliver more. So we are hopeful that we can do better on that, but trying to pull all that together to give you a reasonable range to use in your models and your thinking — I mean, that’s all the detail. Is that responsive?

Chris Manuel - Wells Fargo Securities - Analyst

Yes. Let me make sure I am gathering this correctly. So I kind of come back to the — you did your analysis, and you got the $480 million. You’ve got, call it round numbers, $5 million of gains so far, so $475 million. That’s really a number we should think about, plus say $25 million of restructuring for $500 million for our core business. It could be $30 million to $50 million higher if you get some other stuff done. Am I summarizing that correctly?

Larry Hilsheimer - Greif, Inc. - CFO

You are.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. Perfect. That’s what I needed. A couple other questions, with respect to the flexibles business, or David, I know in the past you talked about some different objectives or goals there, and this is a business that quite frankly you’ve been working on for four or five years, maybe four years under ownership but looking at options for even longer than that. In the past, you’d thought of some different trajectories, and I know you’ve added capacity at different times of business, got the hub running, and now you’re looking at shrinking. Is something in the $500 million range for revenue still a reasonable milestone for the next year or two? What do you think the opportunity set is there post all the puts and takes that you’re looking at?

David Fischer - Greif, Inc. - President & CEO

Yes. Thanks for the question. I think $500 million is in the realm of a practical expectations for the next year to 24 months. This illegal occupation is something that certainly I’ve never run into, and I wasn’t able to find anybody else who had run into a problem this significantly. The Communist workers that went in there made such demands that we were not able to continue with that facility, even though we would have liked to continue with that facility, as it’s a major cog in our wheel of our production. So we’ve had to shift gears in terms of meeting one of our earlier objectives, and that is eliminate the overhang in operating rates, and unutilized capacity, by including the Hadimkoy shutdown as our major target.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

So we’re in the midst of that as we speak. The facility is back up and running at about 15% to 20% operating — it will operate like that for the remainder of the year, as we close the facility and exit. And you will hear, because of that event and shifting in the coming short time period, what our new plans are, as far as closures, and facility consolidation, because of that event. So we’re in a state of flux of that strategy due to that event, and it’s not been without pain on our end and it certainly — you’ve accurately reflected, the business has struggled for a number of years here, but we are committed to putting it on the right foot and making the calls necessary to right-size the cost structure for that plant or sorry, that business.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. And if we think back that’s the first of your five key priorities for 2014, that you have addressed, their capacity utilization and flexibles. Give us a rough gauge of how much capacity you are anticipating taking out, if you may have in the past and I’m just forgetting it. But maybe that shifted around a bit now with the Turkey issues is where you may put or take, but one of those objectives was I think low $500 million of revenue and high single-digit margin towards 2015. Have those with some of these issues and there maybe some shifting of the gears as you mentioned, it sounds like the revenue number is still within grasp? Can you give us a sense if the profit objective is still within grasp?

David Fischer - Greif, Inc. - President & CEO

I think so. It might be a bit delayed this year because of the added costs that we’ve identified for you. I would say that our capacity reduction goals of 10% to 12% are on target. They are going to be a completely different complexion to that than what we had originally planned, and the other costs control like an SG&A reduction program, are already being implemented and on track. That will play out over the next quarter or two.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. So I think the 2015 target, if I’m hearing you right, may be delayed a bit. Is that correct?

David Fischer - Greif, Inc. - President & CEO

I would say so for sure for the — like I said, the next — the Q3 and Q4 figures are going to be significantly dragged down, because of these added costs of this unexpected move out of this facility. And operating it at sub rates of around 20%.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. That’s helpful. I had a few more questions, let me ask one more and I’ll jump back in the queue, but if we were to — another area I know you have been doing some work, and we’re beginning to see a little bit of improvement there is that Asia-Pacific Latin America piece. Historically — that’s been a double-digit or even at times just slightly below operating income run rates or margin run rate. It’s been down, obviously, much less than that, low single digits. It showed a little improvement there this last quarter but what’s the path or the cadence towards restoring or what you think that destination is? Can you get back to a double-digit level, or what you think the objective there is? And what’s the cadence to do that?

David Fischer - Greif, Inc. - President & CEO

I’m not trying to dodge your question but let me tell you what we have already accomplished. We have made a pretty significant move on our cost structure in the last two quarters in Latin America, and we’ve also consolidated a loss-making facility in China during the quarter, so we are active in that realm. I would say you’re going to see Asia more stabilized to a slightly higher number, and move forward from there, with the economy, particularly China, as it recovers or does not recover.

In Latin America, I think the work is still ongoing. Returning that business to one that produces about 2X of the EBITDA that it currently does over the next two to three years is our goal. It has gone through a major shift, not only with the individual countries with Venezuela, the downturn in Brazil, Argentina, but we’ve gotten some momentum behind restructuring that footprint for what customers demand and remain in Latin America, and that Latin America footprint is clearly changing where industrial people and customers are leaving that continent for lower-cost areas to produce, but the agrochemical industry continues to grow and push forward. So I would say it’s going to take another 18 to 24 months for us to get back to a low double-digit margin basis, if I had to project it.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

Chris Manuel - Wells Fargo Securities - Analyst

Okay. That’s helpful. I’ll jump back in the queue.

Operator

Rick D’Auteuil, Columbia Management.

Rick D’Auteuil - Columbia Management - Analyst

Yes. Just again, going back to the EBITDA analysis with the ins and outs, one thing that wasn’t included in the analysis is the current run rate of EBITDA on the targeted divestitures, to the extent, I guess, that it’s made up of Canadian land. Maybe there’d be less of that, that needs to be adjusted out, if, in fact they’re sold. But can you give us a sense of the run rate of EBITDA in these underperforming businesses, or non-core businesses?

Larry Hilsheimer - Greif, Inc. - CFO

Not really at this point because there’s so many that are in the potential queue, to try to tell you what it would be for one or the other, it just depends on the mix of what ends up being in that group. I’m sorry. I can’t give you a better answer than that but until we lock in on which things are actually happening, it’d be pure speculation of how that mix comes together.

Rick D’Auteuil - Columbia Management - Analyst

So if you did $30 million this year or X in divestitures that contributed $30 million to EBITDA this year, would there likely — this will be a topic for next year too, it sounds like, there’s going to be ongoing —?

Larry Hilsheimer - Greif, Inc. - CFO

Yes. Part of it, as you’d appreciate, depends on number one, when do they close? I mean, if they close the last day of our fiscal year, it doesn’t have any impact. It also goes back to what David talked about earlier, a lot of the things we’re looking at are loss-making operations. If those happen to sell, that has a different impact than if we sell something that’s producing income. So it would just be — as I said, speculation to try to give you some amount, because we don’t know timing and we don’t know exactly which ones are going to sell.

Rick D’Auteuil - Columbia Management - Analyst

Okay. All right. Thank you.

Operator

That concludes our question-and-answer session. I’ll turn the floor back over to Mr. Griffin for any further or closing comments.

Scott Griffin - Greif, Inc. – Vice President, Corporate Communications

I am going to defer to David Fischer, who will make some closing comments.

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JUNE 05, 2014 / 02:00PM GMT, GEF - Q2 2014 Greif Inc. Earnings Conference Call

David Fischer - Greif, Inc. - President & CEO

I am now on slide 25. Business conditions are gradually improving in most of our markets. Our core results benefited from record operating in the Paper Packaging segment. As noted in earlier remarks, business headwinds resulting from the illegal occupation at the Hadimkoy facility and adverse weather conditions during the first half of the year totaled approximately $27 million. We anticipate an additional $14 million of impact on results during the second half of 2014, related to the Turkey occupation.

We are currently pursuing sales of non-core assets that are expected to mitigate this impact. Current expectations of product demand for the agricultural season during the second half of the year are encouraging. And specific plans are being implemented throughout the Company to improve our financial performance. I am confident we have the right people in place and the appropriate action plans to accomplish these goals.

Scott Griffin - Greif, Inc. – Vice President, Corporate Communications

Thank you, David. The replay of this conference call will be available later today on our website at Greif.com. We appreciate your interest and participation in this conference call, and it’s now concluded. Thank you and have a good day.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day. We thank you for your participation today.

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